Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-239207, 333-252584, 333-252585 and 333-267689) on Form S-1, (Nos. 333-221966, 333-228908, 333-235441, 333-237581, 333-239851, 333-254309, 333-279123, and 333-281579) on Form S-3, and (Nos. 333-259264 and 333-286292) on Form S-8 of our report dated March 31, 2025, except for the effects of discontinued operations as discussed in Notes 2 and 15, as to which the date is July 18, 2025, with respect to the consolidated financial statements of Predictive Oncology Inc. and subsidiaries which appears in this Current Report on Form 8K.

/s/ KPMG LLP

Pittsburgh, Pennsylvania

July 18, 2025